Exhibit 99.1

Mateon Therapeutics Announces Positive Initial Data from

Fifth Cohort of Phase 1b Study of OXi4503 in Relapsed/Refractory AML

•	Two patients of four (50%) achieved a complete remission
•	No dose-limiting toxicities observed

SOUTH SAN FRANCISCO, Calif. – July 31, 2017 – Mateon Therapeutics, Inc. (OTCQX:MATN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of orphan oncology indications, today announced preliminary data from the fifth dose cohort of OX1222, a phase 1b dose-ranging study of OXi4503 in combination with cytarabine in patients with relapsed/refractory acute myeloid leukemia (AML) or myelodysplastic syndrome (MDS).

Two of four patients had morphological complete remissions after one cycle of treatment with 9.76 mg/m2 of OXi4503. Both patients will receive a second cycle of treatment.

To date, five of 21 study patients in OX1222 have achieved complete remission. At lower doses of OXi4503, the complete remissions occurred following two cycles of treatment, with AML blast reductions noted following one cycle of treatment. In addition to the complete remissions, three other patients in the study experienced meaningful AML blast reductions – two in the third cohort and one in the fourth cohort.

“Every dose of OXi4503 tested in this study has shown encouraging signs of efficacy and a favorable safety profile, with the highest doses showing the earliest and best activity,” said William D. Schwieterman, M.D., President and Chief Executive Officer of Mateon. “We continue to be excited about the potential to bring a much needed new treatment option to these very ill patients.”

There were no dose-limiting toxicities observed in the fifth cohort and OXi4503 continued to have a favorable safety profile. The most common adverse events (AEs) of any grade across all cohorts include neutropenia, fever, nausea, anemia and diarrhea. Grade 3 or above AEs which were related to treatment include decreased neutrophil count (28%), decreased platelet count (28%), febrile neutropenia (22%), anemia (17%), and decreased white blood cell count (11%).

Mateon is continuing pharmaceutical partnering discussions to secure a partner or additional capital prior to initiating additional clinical studies of OXi4503 in AML.

About Acute Myeloid Leukemia

A devastating form of cancer of the blood and bone marrow, AML is the most common type of acute leukemia in adults and accounts for the greatest number of leukemia deaths in the United States. There is no standard regimen of care for patients who relapse following front-line treatment or have refractory disease. According to the NIH’s National Cancer Institute Surveillance, Epidemiology and End Results (SEER) program, there are an estimated 21,380 new cases of AML and 10,590 deaths expected in 2017 in the United States. AML arises from a clonal hematopoietic stem cell and is characterized by accumulation of malignant myeloblasts in the bone marrow and resulting in ineffective hematopoiesis. AML often responds initially to front-line treatment of conventional cytotoxic chemotherapy, but it often relapses and long-term disease-free survival is low, posing a significant challenge to treat relapsed and/or refractory disease.

About OXi4503

OXi4503 has received Fast Track designation from the U.S. Food and Drug Administration for the treatment of AML. It is a VDA that disrupts tumor vasculature residing within bone marrow while simultaneously targeting malignant myeloid cells. Preclinical data show that OXi4503 disrupts bone marrow endothelial cells which normally protect AML cells from exposure to chemotherapeutic agents. In human xenograft animal models of AML, OXi4503 has demonstrated almost complete elimination of leukemic cells. In other animal models, the combination of OXi4503 and cytarabine has shown a much greater effect against AML than either agent alone.

About Mateon

Mateon Therapeutics, Inc. is a biopharmaceutical company seeking to realize the full potential of vascular targeted therapy (VTT) in oncology. VTT includes vascular disrupting agents (VDAs) such as the investigational drugs that Mateon is developing, and anti-angiogenic agents (AAs), a number of which are FDA-approved and widely used in cancer treatment. These two approaches have distinct yet complementary mechanisms of action.

At Mateon, we believe that we can significantly improve cancer therapy by employing these two complementary approaches simultaneously. When utilized this way, VDAs obstruct existing blood vessels in the tumor leading to significant central tumor cell death while AAs prevent the formation of new tumor blood vessels.

Mateon is committed to leveraging our intellectual property and the product development expertise of our highly skilled management team to enable VTT to realize its true potential and to bring much-needed new therapies to cancer patients worldwide.

Safe Harbor Statement

Certain statements in this news release, including, but not limited to, those concerning the efficacy of OXi4503 in AML, the potential significance of this data and its relation to other clinical and pre-clinical studies are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can be affected by inaccurate assumptions Mateon might make or by known or unknown risks and uncertainties, including, but not limited to: the sufficiency of the Company’s cash resources to conduct and complete future clinical and pre-clinical trials; the uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development or that may be developed in the future. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Mateon’s reports to the Securities and Exchange Commission, including Mateon’s reports on Forms 10-Q, 8-K and 10-K. However, Mateon undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

CONTACTS

Investors:

PCG Advisory Group

Stephanie Prince, Managing Director

sprince@pcgadvisory.com

646-762-4518

Media:

JPA Health Communications

Nic DiBella

nic@jpa.com

617-945-5183